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                                   EXHIBIT 16



                        [Arthur Andersen LLP Letterhead]
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 17, 2001

Dear Sir/Madam:

We have read paragraphs (a)(i) through (a)(iv) of Item 4 included in the Form 8-K dated June 14, 2002 of Quaker Fabric Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Cc:
Mr. Paul J. Kelly, Vice President and Chief Financial Officer
Quaker Fabric Corporation